CONSULTING AGREEMENT
                               (MARC R. SILVERMAN)

      This Consulting Agreement (this "Agreement") is entered into effective as of March 1, 2006 (the "Effective Date"), by and between Performance Health Technologies, Inc., a Delaware corporation ("Company"), and Marc R. Silverman ("Consultant").

      WHEREAS, Company is engaged in the business of designing, developing, manufacturing, and marketing health care rehabilitation products;

      WHEREAS, Company has heretofore engaged Consultant as an employee pursuant to the terms of that certain Employment Agreement effective January 1, 2005, between Consultant and Employee (the "Employment Agreement"), and Company is authorized to tender this Consulting Agreement and upon such tender the Employment Agreement is terminated subject to certain continuing obligations as provided therein; and

      WHEREAS, Company desires to retain the services of Consultant in a consulting capacity appropriate to his knowledge and experience as provided in this Agreement and Consultant desires to provide his services in a consulting capacity as provided in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

      1. Services. Company agrees to engage Consultant and Consultant agrees to accept engagement by Company to perform consulting services and duties (the "Services and Duties") commensurate to Consultant's compensation under this Agreement and otherwise as the Board of Directors of Company from time to time requires and requests as necessary and useful to Company. The Services will generally be in the technology and product innovation and design areas but otherwise as Consultant and Company mutually agree.

      2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) two years after the Effective Date, or (ii) termination in accordance with Section 7. The term of this Agreement is referred to herein as the "Consulting Term."

      3. Relationship.

            (a) Independent Contractor. Consultant shall be and at all times remain an independent contractor for Company, with control over the accomplishment of the Services. Consultant will, at all times, conduct his business in his own name and as an independent contractor and not as an employee, partner, or joint venturer of or with Company. Consultant shall have no authority to bind Company in any way. Consultant will not at any time make any representation, either orally or in writing, that he is an employee, partner, or joint venturer of or with Company or that he has authority to bind Company. Consultant understands that he has no proprietary rights to the name "Performance Health Technologies" or the names of any of its products, nor to any combination of such names.


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            (b) Benefits; Taxes. Consultant shall not be an employee or agent of
      Company; and, except as specifically set forth in this Agreement, shall not be entitled to participate in or receive benefits under any Company programs maintained for Company's employees (including, without limitation, life, medical, and disability benefits, pension, profit sharing, or other retirement plans or other fringe benefits); and shall not be entitled to any direct or indirect compensation or remuneration of any kind from Company. Consultant assumes full responsibility for the payment of all income taxes, social security, and other payroll taxes for his compensation under this Agreement.

      4. Schedule; Manner and Means. Unless otherwise agreed in writing executed by Consultant and Company, for the first six months of the Consulting Term, Consultant will devote 100% of his time, attention, energies and business efforts as are reasonably necessary to perform the Services; during the next six months of the Consulting Term, Consultant will devote 75% of his time, attention, energies and business efforts as are reasonably necessary to perform the Services; and during the final 12 months of the Consulting Term, Consultant will devote 50% of his time, attention, energies and business efforts as are reasonably necessary to perform the Services. Consultant's obligation under this Agreement is to complete the Services. Consultant has no obligation to work any particular hours or days or any particular number of hours or days and Company agrees that it will have no right to control or direct the details, manner, or means by which Consultant accomplishes the results of the Services.

      5. Compensation.

            (a). Services As Consultant. In full compensation ("Compensation") for the services as a Consultant under this Agreement, Consultant will be paid 50% of his Base Salary for the first six months of the Consulting Term, 37.5% of his Base Salary for the next six months of the Consulting Term, and 50% of his Base Salary during the final 12 months of the Consulting Term. As used in this Agreement, "Base Salary" shall mean the annual Base Salary as provided in the Employment Agreement on the last day Consultant performed services for the Company as an Executive under his Employment Agreement. For purposes of illustration, if immediately prior to the date of the Conversion Option the Base Salary is $162,000, Consultant would be paid $81,000 for first six months of the Consulting Term, $60,750 during the next six months of the Consulting Term, and $81,000 during the final 12 months of the Consulting Term, for an aggregate compensation of $222,750 over the Consulting Term. The Compensation shall be paid monthly in arrears. If Company wishes to defer any portion of Consultant's compensation under this Consulting Agreement, Consultant's deferrals will be pegged to the rate of the CEO's deferrals (i.e., if the CEO agrees to defer Fifty percent (50%) of his compensation, Consultant will agree to defer fifty percent (50%) of his compensation under this Section 5(a)).

            (b). Compensation Previously Deferred. The compensation Consultant deferred while an Executive under the Employment Agreement will be paid to Consultant in accordance with the schedule attached hereto as Exhibit 1, which is made a part of this Agreement.

      6. Options. Upon execution of the Consulting Agreement by Consultant all nonexpired Options issued to Consultant while he was an Executive and under the Company's 1999 Stock Incentive Plan, as such Plan has heretofore or may hereafter be amended (the "Plan") shall be deemed vested automatically without action of Company or Consultant. Additionally, as soon as reasonably practicable after the tender of the Consulting Agreement, Consultant shall surrender to the Company all such non-expired Qualified Options and Company shall issue in exchange therefore Nonqualified Options on the same terms and conditions as the


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surrendered Qualified Options. For purposes of illustration, if Consultant surrenders Qualified Options that expire in May 2007 with an option price of $.50 and Qualified Options that expire in October 2012 with an option price of $.75, the Nonqualified Options to be issued by Company in exchange would expire on May 2007 with an option price of $.50 and October 2012 with an option price of $.75, respectively, and all other terms of the Nonqualified Options would be the same as the Qualified Options.

      7. Termination of Agreement.

            (a) For Due Cause. Nothing herein shall prevent Company from terminating Consultant, without prior notice, for Due Cause, in which event Consultant shall be entitled to receive his Compensation until the date of termination and thereafter Compensation shall cease. The term "Due Cause" shall mean:

                  (i) Consultant has committed a material breach of this
            Agreement, a misappropriation of funds, or other willful serious act against Company or any of its Affiliates (as hereinafter defined) intending to enrich himself at the expense of Company or any of its Affiliates or has been convicted of a felony,

                  (ii) Consultant has engaged in conduct that has caused
            demonstrable and serious injury, monetary or otherwise, to Company or any of its Affiliates as evidenced by a binding and final judgment, order, or decree of a court or administrative agency of competent jurisdiction in effect after exhaustion of all rights of appeal of the action, suit, or proceeding, whether civil, criminal, administrative, or investigative,

                  (iii) Consultant, in performing the Services, has been guilty of willful gross neglect or willful gross misconduct, resulting in either case in material harm to Company or any of its Affiliates, or

                  (iv) Consultant has refused to perform the Services or any other obligation under this Agreement, and after receiving notice to such effect from the Board of Directors Consultant fails to cure the existing problem within 30 days.

For purposes of this Agreement, "Affiliate" shall mean any individual or any corporation, partnership, association, limited liability company, or other entity that directly or indirectly through one or more intermediary's controls, or is controlled by, or is under common control with Company.

            (b) Upon Death. In the event of the death of Consultant, this Agreement shall terminate on the date of death and the estate of Consultant shall be entitled to receive the compensation to the date of death and thereafter Compensation shall cease.


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

            (c) Upon Disability. In the event Consultant suffers a "Disability" (as hereinafter defined), this Agreement shall terminate on "the date on which the Disability occurs" (as hereinafter defined) and Consultant shall be entitled to Compensation until the date on which the Disability occurs and thereafter Compensation shall cease. For purposes of this Agreement, "Disability" shall mean the inability or incapacity of Consultant for three months to perform the Services under this Agreement and "the date on which the Disability occurs" shall mean the first day following such three-month period. Such inability or incapacity shall be documented to the reasonable satisfaction of the Board of Directors by appropriate correspondence from registered physicians reasonably satisfactory to the Board of Directors.

            (d) Voluntary Termination. Consultant may voluntarily terminate his engagement under this Agreement at any time by providing at least ninety
      (90) days' prior written notice to Company. In such event, Consultant shall be entitled to Compensation until the date of termination and thereafter Compensation shall cease.

            (e) Without Due Cause. Anything in this Agreement to the contrary notwithstanding, this Agreement and Consultant's engagement hereunder may be terminated by Company without Due Cause by providing Consultant with written notice of such termination. In such event, Consultant shall be entitled to receive Compensation until the date of termination and thereafter until the end of the Consulting Term in effect immediately before the termination under this Section 7(e).

      8. Acknowledgements by Consultant. Consultant acknowledges that: (a) the Services to be performed by him under this Agreement are of a special, unique, and intellectual character; (b) Company's business is national in scope and its services are marketed throughout the United States; and (c) Company competes with other businesses that are or could be located in any part of the United States. Consultant further acknowledges and agrees the terms of Sections 9, 10, and 11 are fair and reasonable and shall survive and continue according to their terms notwithstanding the expiration, termination, or cancellation of this Agreement.

      9. Non-Compete and Non-Solicitation Covenants of Consultant.

            (a) Covenants. During the Consulting Term and during the Post-Consulting Period (defined below), Consultant covenants that he will not, directly or indirectly:

                  (i) engage or invest in, own, manage, operate, finance,
            control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Consultant's name or any similar name to, lend Consultant's credit to, or render services or advice to, any business whose products, services, or activities compete in whole or in part with the products, services, or activities of Company anywhere within the Applicable Geographic Area (as hereinafter defined); provided, however, that Consultant may purchase or otherwise acquire less than five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;


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

                  (ii) whether for Consultant's own account or for the account of any other person, solicit business of the same or similar type being carried on by Company, from any person known by Consultant to be a customer of Company, whether or not Consultant had personal contact with such person during and by reason of Consultant's employment or engagement with Company; or

                  (iii) whether for Consultant's own account or the account of any other person, (A) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of Company at any time during the Consulting Term or in any manner induce or attempt to induce any employee of Company to terminate his or her employment with Company; or (B) interfere with Company's relationship with any person, including any person who at any time during the Consulting Term was an employee, contractor, supplier, or customer of Company.

            (b) Post-Consulting Period. For purposes of this Section 9, the term "Post-Consulting Period" means the period that ends one year after the last to occur of (i) the end of the Employment Term under the Employment Agreement; or (ii) the end of the Consulting Term.

            (c) Applicable Geographic Area. For purposes of this Section 9, the term "Applicable Geographic Area" means the United States.

            (d) Reformation. If any covenant in this Section 9 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Consultant.

            (e) Future Employment. Consultant will, while the covenant under this Section 9 is in effect, give notice to Company, within ten days after accepting any other employment or engagement (as an employee, consultant, independent contractor, or otherwise), of the identity of Consultant's employer. Company may notify such employer that Consultant is bound by this Agreement and, at Company's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

      10. Property Rights. Consultant agrees promptly to disclose to Company any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, and know-how that are conceived, devised, invented, developed, or reduced to practice or tangible medium by Consultant, under Consultant's direction, or jointly with others during any period that Consultant is employed or engaged by Company (whether or not during normal working hours or on the premises of Company) which relate, directly or indirectly, to the business of Company and arise out of Consultant's engagement by Company (hereinafter "Property and Rights"). Consultant hereby assigns (and agrees to assign in the future) to Company all of his right, title, and interest to the Property and Rights and any and all related patent rights, copyrights, and applications and registrations therefor. During and after his engagement,


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Consultant shall cooperate with Company, at Company's expense, in obtaining proprietary protection for the Property and Rights and Consultant shall execute all documents which Company shall reasonably request in order to perfect Company's rights in the Property and Rights. Consultant hereby appoints Company his attorney to execute and deliver any such documents on his behalf in the event Consultant should fail or refuse to do so within a reasonable period following Company's request, such appointment to be deemed coupled with an interest. Consultant understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which limits the assignability to Company of certain employee or consulting inventions, this Agreement shall be interpreted not to apply to any such invention which a court rules or Company agrees is subject to such state limitation.

      11. Confidentiality. Consultant understands that Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships, and financial affairs (the "Confidential Information") which may become known to Consultant in connection with his engagement under this Agreement. Consultant acknowledges that all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of Company or the third party providing such information to Company. By way of illustration, but not limitation, Confidential Information may include Property and Rights, trade secrets, technical information, know-how, research and development activities of Company, product and marketing plans, customer and supplier information, and information disclosed to Company or Consultant by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data, and other documents and records of Company. Consultant agrees that Consultant shall not, during the Consulting Term and thereafter, publish, disclose, or otherwise make available to any third party, other than employees of Company with a need to know, any Confidential Information except as expressly authorized in writing by Company. Consultant agrees that Consultant shall use such Confidential Information only in the performance of his duties for Company and in accordance with any Company policies with respect to the protection of Confidential Information. Consultant agrees not to use such Confidential Information for his own benefit or for the benefit of any other person or business entity. Consultant agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in his possession and not to remove any materials containing Confidential Information from Company's premises except to the extent necessary to his engagement. Upon the termination of his engagement, or at any time upon Company's request, Consultant shall return immediately to Company any and all materials containing any Confidential Information then in his possession or under his control. Confidential Information shall not include information which (a) is or becomes generally known within Company's industry through no fault of Consultant; (b) is lawfully and in good faith made available to Consultant by a third party who did not derive it from Company and who imposes no obligation of confidence on Consultant; or (c) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Company.

      12. Injunctive Relief and Additional Remedy. Consultant acknowledges that the injury that would be suffered by Company as a result of a breach of the provisions of this Agreement (including any provisions of Sections 9, 10, and 11) would be irreparable and that an award of monetary damages to Company for such a breach would be an inadequate remedy. Consequently, Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. and Company will not be obligated to post bond or other security in seeking such relief. Without limiting Company's rights under this Section 12 or any other remedies of Company and notwithstanding any other provisions of this Agreement, if Consultant breaches any of the provisions of Sections 9, 10, or 11, Company will have the right to cease making any payments otherwise due to Consultant under this Agreement.


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      13. Other Obligations of Consultant.

            (a) Protection of Company. Consultant shall not commit any act, or in any way assist others to commit any act, that would injure Company or its Affiliates.

            (b) Periodic Reports. From time to time, and as often as requested by Company, Consultant shall prepare and deliver to Company statements and schedules identifying and describing the Services and such other reports in connection with the Services as Company may reasonably request, all in form and substance satisfactory to Company.

            (c) Compliance. Consultant shall comply with all applicable laws, rules, and regulations in respect of the conduct of his business.

      14. Miscellaneous.

            (a) Notices. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (notice to Company will only be deemed given when both the original notice to the Vice President Finance/Human Resources and the copy have been delivered):

TO COMPANY:                                          TO EXECUTIVE:
Performance Health Technologies, Inc.                Marc R. Silverman
Attn: Vice President Finance/Human Resources         324 Pine Needle Road
Second Floor                                         Boulder, CO 80304
6654 Gunpark Drive
Boulder, CO 80301

WITH A COPY TO:
William F. Riggs
Doerner, Saunders, Daniel & Anderson, L.L.P.
320 South Boston, Suite 500
Tulsa, OK 74103

            (b) Governing Law. The execution, validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

            (c) Headings. The headings of this Agreement are not part of the provisions hereof and shall have no force or effect.


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            (d) Entire Agreement and Amendments. This Agreement contains the entire agreement of Consultant and Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between Consultant and Company with respect to the subject matter hereof. Without limiting the foregoing sentence, this Agreement supersedes the Employment Agreement. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

            (e) Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any court of competent jurisdiction, Consultant and Company shall either meet and negotiate substitute provisions or promptly request the court to substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

            (f) Effect and Assignment of Agreement. This Agreement shall be binding upon Consultant and his heirs, executors, administrators, legal representatives, and assigns and upon Company and its respective successors and assigns. No assignment of this Agreement or of any of the rights or obligations hereunder by any party hereto shall be valid without the written consent of the other party. Provided, however, Company may assign this Agreement without the consent of Consultant as part of the sale, lease, license, or similar transaction of, or involving, all or substantially all of Company's assets, products, or technology.

      IN WITNESS WHEREOF, Consultant and Company have executed this Agreement on the date first above written.

"Company"                                 "Consultant"
Performance Health Technologies, Inc.


By:    /s/ Roger Harrison                 /s/ Marc R. Silverman
       ---------------------              ---------------------
Title: Board Chairman                     Marc R. Silverman


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Repayment schedule for Marc Silverman

Payment begins upon receipt (in aggregate) of first $500,000 and continues with each additional $500,000 raised per the following schedule:

                                        % Paid               Total %
      1st $500k                           15%                  15%

      2nd $500k                           20%                  35%

      3rd $500k                           20%                  55%

      4th $500k                           20%                  75%

      5th $500k                           25%                 100%


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